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                                                                    EXHIBIT 12.1

Jafra Cosmetics
Computation of Ratio of Earnings to Fixed Charges

                                                                                                                       Pro Forma
                                                                           Nine Months    Four Months   Five Months    Nine Months
                                                                              Ended          Ended         Ended          Ended
                                  Year ended December 31,       Pro Forma  September 30,   April 30,   September 30,  September 30,
                         1993   1994     1995     1996     1997   1997         1997          1998           1998          1998
Income (loss) before
income tax
benefit (expense)     A  50.5   31.4     38.9     10.0     20.3   (3.3)        14.6           7.0           (5.2)           (6.0)
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Fixed Charges:
Interest including
amortization of debt
issuance costs            0.9    1.0      0.6      0.5      0.5   17.7          0.3           0.2           7.2             13.0
 Interest portion of
 rent expense             1.2    2.8      1.2      1.6      1.2    1.2          0.6           0.2           0.3              0.5
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Total Fixed Charges   B   2.1    3.8      1.8      2.1      1.7   18.9          0.9           0.4           7.5             13.5
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Earnings,
as defined    C = (A+B)  52.6   35.2     40.7     12.1     22.0   15.6         15.5           7.4           2.3              7.5

Ratio of earnings
for fixed charges   C/B  25.0    9.3     22.6      5.8     12.9    (i)         17.2          18.5           (i)              (i)
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(i) For the pro forma year ended December 31, 1997, the five months ended
September 30, 1998, and the pro forma nine months ended September 30, 1998, earnings before income taxes and fixed changes were insufficient to cover fixed charges by 3.3, 5.2 and 6.0, respectively.